EXHIBIT 21.1

                            SCHEDULE OF SUBSIDIARIES



                                                     State or Other Jurisdiction
Names Under Which Subsidiaries Do Business                  of Incorporation
------------------------------------------                  ----------------

Advanced Construction & Manufacturing
 Technologies De Mexico SA De CV or ACMT De Mexico              Mexico

International Construction Concepts, Inc.                       Nevada